Exhibit 10.54
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement (“Agreement”), is entered into and effective as of September 29, 2008 (the “Effective Date”), by and between Patriot Risk Management, Inc. (the “Company”), a corporation organized under the laws of Delaware, with its principal administrative office at 401 East Las Olas Boulevard, Suite 1540, Fort Lauderdale, Florida 33301, and Charles K. Schuver (“Executive”).
     WHEREAS, the Company wishes to assure itself of the services or continued services of Executive for the period provided in this Agreement; and
     WHEREAS, Executive is willing to serve (or continue to serve) in the employ of the Company on a full-time basis for said period.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1.	Position and Responsibilities. The Company hereby employs Executive and Executive accepts employment as Senior Vice-President of the Company and Chief Underwriting Officer of Guarantee Insurance Company, on the terms and conditions herein set forth. Executive shall have such duties, responsibilities and authority as is commensurate with his position and shall report to the Chief Executive Officer and the Board of Directors of the Company (the “Board”). Executive shall also perform such other duties as may from time to time be assigned to Executive by the Chairman of the Board or the Board itself. During said period, Executive also agrees to serve, if elected, as an officer and director of any direct or indirect subsidiary of the Company (individually, a “Subsidiary” or collectively, the “Subsidiaries”).

2.	Term. The period of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue for a period of 36 full calendar months thereafter (the “Initial Term”) provided that such term shall be automatically extended for an additional 12-month period commencing at the end of the Initial Term, and successively thereafter for additional 12 month periods (each such period an “Additional Term”), unless either party shall have given notice to the other party that such party does not desire to extend the term of this Agreement, such notice to be given at least 90 days prior to the end of the Initial Term or the applicable Additional Term (the Initial Term and any Additional Terms, if applicable, collectively, the “Employment Term”). The date of expiration of the Employment Term shall be referred to herein as the “Termination Date.”

3.	Extent of Services. During the term hereof, Executive shall devote his entire attention and energy to the business and affairs of the Company and Subsidiaries on a full-time basis and shall not be engaged in any other business activity, regardless of whether such business activity is pursued for gain, profit or other pecuniary advantage, unless the Company otherwise consents; but this shall not be construed as preventing Executive from investing his assets in such form or manner as will not require any services on the part of Executive in the operation of the affairs of the companies in which such investments are made and will not otherwise conflict with the provisions of this Agreement. Full-time, as used above, shall mean a 40-hour work week, or such longer work week as the Board shall from time to time adopt. The foregoing shall not be deemed to prevent Executive from participating in any charitable or not-for-profit organization to a reasonable extent, provided however that Executive does not receive any salary or other remuneration from such charity or not-for-profit organization. Executive agrees to comply with all codes of conduct, personnel policies and procedures applicable to senior executives of the Company including, without limitation, policies regarding sexual harassment, conflicts of interest and insider trading.

4.	Compensation.
(a)	Salary. During the term of this Agreement, the Company shall pay Executive an annual salary of not less than $310,000 (“Annual Salary”), payable in accordance with the Company’s regular payroll procedures. During each year that this Agreement is in effect, the Company will review possible increases in Executive’s salary at least annually, with any such increases subject to the determination of the Board or the Compensation Committee of the Board.

(b)	Bonus. Executive shall be eligible to receive an annual bonus in an amount as may be determined by the Board, pursuant to a bonus plan which may then be in effect or otherwise. Executive’s target bonus for any fiscal year of the Company shall be up to 50% of Executive’s Annual Salary, subject to the attainment of such goals as the Board or Compensation Committee shall establish.

(c)	Business Expenses. Executive shall be entitled to prompt reimbursement for all reasonable expenses incurred by him in furtherance of the business of the Company in connection with Executive’s performance of his duties hereunder, in accordance with the policies and procedures established for executive officers of the Company, and provided Executive properly accounts for such expenses.

(d)	Vacation. Executive will be provided four weeks of vacation per calendar year, prorated based on date of hire, with additional weeks in accordance with the anniversary dates pursuant to the Company’s vacation policy.

(e)	Stock Options. Upon the successful completion of the Company’s initial public offering as currently planned, and subject to Board approval, Executive shall be eligible to receive a grant of stock options to purchase 50,000 shares with an exercise price equal to the initial public offering price, upon such terms as may be set forth in the stock option plan and an accompanying stock option agreement pursuant to which such options will be granted, with such terms to include a three year vesting, 10 year duration, and a 90-day period to exercise vested options upon termination of Executive’s employment with the Company for reasons other than Cause (as defined below). If the Company’s initial public offering is not completed as planned, (i) Executive shall be eligible to receive, subject to Board approval, a stock option grant that represents the approximate equivalent equity interest in the Company based on the then current capital structure of the Company, and (ii) the Company shall repurchase the shares issued to Executive upon exercise of such options at a price per share equal to the Company’s most recent annual independent valuation of its share price, provided that if the purchase price exceeds $100,000, the Company may pay the purchase price over a 5 year period, with interest thereon at the minimum applicable federal rate under Section 7872 of the Internal Revenue Code of 1986, as amended (the “Code”), and further provided that any payment of the purchase price is subject to the Company’s determination that making such payment, to the extent that the proceeds to make such payment first need to paid to the Company as a dividend from the Company’s insurance company subsidiary or subsidiaries, will not materially impair such subsidiaries’ statutory policyholders’ surplus.
(f)	Other Benefits. Executive shall be entitled to participate in all medical and other employee plans of the Company, if any, on the same basis as other executives of the Company, subject in all cases to the respective terms of such plans.
5.	Termination.
(a)	Death. This Agreement and Executive’s employment hereunder shall terminate immediately upon Executive’s death. In such event, the Company shall be obligated to pay only Executive’s salary to the date of Executive’s death and any earned but unpaid bonus with respect to any calendar year ended prior to the date of termination.

(b)	Incapacity. To the extent permitted by law, if Executive is absent from his employment for reasons of illness or other physical or mental incapacity which renders Executive unable to perform the essential functions of his position, with or without reasonable accommodation, for more than an aggregate of 90 days, whether or not consecutive, in any period of twelve consecutive months, then upon at least 60 days’ prior written notice to Executive, if such is consistent with applicable law, the Company may terminate this Agreement and Executive’s employment hereunder, unless, within that notice period, Executive shall have resumed performance of the essential functions of his positions, with or without reasonable accommodation.
(c)	Termination by the Company.
(i)	Termination for Cause. The Company may terminate this Agreement and Executive’s employment hereunder at any time for Cause. As used herein, “Cause” shall mean:

(A)	a material breach by Executive of Executive’s duties and obligations hereunder, including but not limited to gross negligence in the performance of his duties and responsibilities or the willful failure to follow the Board’s directions; provided, however, that Cause shall not exist unless the Company has provided Executive with written notice setting forth the existence of the non-performance, failure or breach and Executive shall not have cured same within 30 days after receiving such notice;

(B)	willful misconduct by Executive which in the reasonable determination of the Board has caused or is likely to cause material injury to the reputation or business of the Company;

(C)	any act of fraud, material misappropriation or other dishonesty by Executive; or

(D)	Executive’s conviction of a felony.
Executive shall be considered to have been discharged for Cause if the Company determines within 30 days after his resignation or discharge that discharge for Cause was warranted. In the event of termination for Cause, the Company shall be obligated to pay Executive only Executive’s salary up to the date of termination and any earned but unpaid bonus with respect to any calendar year ended prior to the date of termination.

(ii)	Termination Without Cause.
(A) Notwithstanding anything contained herein to the contrary, the Company also may terminate this Agreement and Executive’s employment hereunder for reason other than death, incapacity or cause upon no less than 60 days’ prior written notice to Executive. In the event that the Company terminates this Agreement pursuant to the provisions of this Section 5(c)(ii), Executive shall be entitled to receive a severance payment equal to 100% of Executive’s Annual Salary at the time of termination (the “Severance Payment”). Subject to Section 10 hereof, the Severance Payment shall be payable in a series of 12 monthly installments commencing on the first day of the month following the date of termination. If for any reason any court determines that any of the restrictions contained in Section 8 hereof are not enforceable, the Company shall have no obligation to pay the Severance Payment or any remaining installment thereof to Executive. The Company agrees that it will not petition any court to determine that any of the restrictions contained in Section 8 hereof are not enforceable in order to avoid the obligation to pay the Severance Payments referenced above.
(B) If the Company is obligated by law (including the WARN Act or any similar state or foreign law) to pay Executive severance pay, a termination indemnity, notice pay, or the like, then the amount of such legally required pay shall reduce the Severance Payment hereunder.
(C) Notwithstanding anything herein to the contrary, the payment of any Severance Payments hereunder to Executive shall be subject to the execution by Executive (and failure to revoke) of a general release of the Company and its affiliates of any and all claims under this Agreement or related to or arising out of Executive’s employment hereunder, in a form and manner satisfactory to the Company and Executive.
(D) Executive will not be entitled to receive Severance Payments under this Section 5(c)(ii) in the event that this Agreement is terminated as a result of the Company’s giving notice of non-renewal prior to the end of the Initial Term or any Additional Term as provided in Section 2 above.
(E) In the event of termination by the Company without Cause, the Company shall be obligated to pay Executive only Executive’s salary up to the date of termination and any earned but unpaid bonus with respect to any calendar year ended prior to the date of termination.
(d)	Termination by Executive Without Good Reason. Executive may terminate this Agreement and his employment hereunder for any reason whatsoever, upon no less than 120 days’ prior written notice to the Company. In the event that Executive terminates this Agreement pursuant to the provisions of this Section 5(d) without “Good Reason” as hereinafter defined, the Company shall be obligated to pay Executive only Executive’s salary up to the date of termination and any earned but unpaid bonus with respect to any calendar year ended prior to the date of termination.

(e)	Termination by Executive For Good Reason. If Executive resigns for Good Reason, then Executive’s termination shall be treated as a termination by the Company without Cause pursuant to Section 5(c)(ii) hereof. As used herein, a resignation for “Good Reason” shall mean a resignation by Executive within 90 days following the initial existence of one or more of the following conditions arising without Executive’s consent:
(i)	a material reduction in Executive’s Annual Salary;

(ii)	a material diminution in Executive’s authority, duties, or responsibilities;

(iii)	a relocation of Executive’s principal place of employment by more than 50 miles from its location at the Effective Date of this Agreement; or

(iv)	any other action or inaction that constitutes a material breach by the Company of this Agreement;
provided, however, that Good Reason shall not exist unless Executive has provided the Company with a written notice setting forth the reason(s) for the existence of Good Reason within 30 days of the initial existence of the condition(s), and the Company has not cured the reason(s) for the existence of Good Reason within 30 days after receiving such notice.
6.	Change in Control.
(a)	Change in Control Severance Compensation. If within twelve months following a Change in Control (as defined below) Executive’s employment with the Company is terminated by the Company without Cause or Executive resigns for Good Reason, then Executive shall be entitled to terminate this Agreement and employment hereunder and receive from the Company a payment equal to 200% of the amount of the Severance Payment specified in Section 5(c)(ii) or 5(e) of this Agreement (the “Change in Control Compensation”). Subject to Section 10 hereof, the Change in Control Compensation shall be payable in 12 monthly installments commencing on the first day of the month following the date of termination. If for any reason any court determines that any of the restrictions contained in Section 8 hereof are not enforceable, the Company shall have no obligation to pay the Change in Control Compensation or any remaining installment thereof to Executive. The Company agrees that it will not petition any court to determine that any of the restrictions contained in Section 8 hereof are not enforceable in order to avoid the obligation to pay the Change of Control Compensation referenced above.

(b)	Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:
(i)	the date any one person, or more than one “person” acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person(s)) ownership of common stock possessing 51% or more of the total voting power of the common stock of the Company;

(ii)	individuals who at any time during the term of this Agreement constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii) considered as though such person were a member of the Incumbent Board;

(iii)	any consolidation or merger to which the Company is a party, if following such consolidation or merger, stockholders of the Company immediately prior to such consolidation or merger shall not beneficially own securities representing at least 51% of the combined voting power of the outstanding voting securities of the surviving or continuing corporation; or
(iv)	any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all, or substantially all, of the assets of the Company, other than to an entity (or entities) of which the Company or the stockholders of the Company immediately prior to such transaction beneficially own securities representing at least 51% of the combined voting power of the outstanding voting securities.
(c)	Nonduplication of Benefits. If Executive receives any Change in Control Compensation under this Section 6, he or she shall not be entitled to receive any Severance Payments under Section 5(c)(ii) or 5(e) hereof.

(d)	General Release. Notwithstanding anything herein to the contrary, the payment of any Change in Control Compensation hereunder to Executive shall be subject to the execution by Executive (and failure to revoke) of a general release of the Company and its affiliates of any and all claims under this Agreement or related to or arising out of Executive’s employment hereunder, in a form and manner satisfactory to the Company and Executive.
7.	Tax and Other Restrictions. Notwithstanding anything herein to the contrary:
(a)	Excess Parachute Payments. In the event that payment of any amount under this Agreement, including, but not limited to, any Severance Payment under Section 5(c)(ii) or 5(e) or Change in Control Compensation under Section 6, would cause Executive to be the recipient of an excess parachute payment within the meaning of section 280G(b) of the Code, the amount of the payments to be made to Executive pursuant to this Agreement shall be reduced to an amount equal to 299% of Executive’s “base amount” within the meaning of Code section 280G. The manner in which such reduction occurs, including the items of payment and amounts thereof to be reduced, shall be determined by the Company.

(b)	Payments in Excess of $1 Million. If any payment hereunder, including but not limited to, a Severance Payment under Section 5(c)(ii) or 5(e) or Change in Control Compensation under Section 6, would not be deductible by the Company for federal income tax purposes by reason of Code section 162(m), or any similar or successor statute (excluding Code section 280G), such payment shall be deferred and the amount thereof shall be paid to Executive at the earliest time that such payment shall be deductible by the Company.
8.	Covenants of the Executive.
(a)	Nonsolicitation. During the Employment Term and for a period of one year thereafter, Executive shall not, directly or indirectly, (i) employ, solicit for employment or otherwise contract for the services of any individual who is or was an employee of the Company or any of its Subsidiaries during the Employment Term; (ii) otherwise induce or attempt to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way knowingly interfere with the relationship between the Company or any such Subsidiary and any employee respectively thereof, provided, however, that this clause (ii) shall not prohibit the activities described in the preceding clause (i) following termination of the Employment Term with respect to any individual who was not an employee of the Company or its Subsidiaries during the Employment Term; or (iii) induce or attempt to induce any customer, supplier, broker, agent, licensee or other business relation of the Company or any Subsidiary of the Company to cease doing business with the Company or such Subsidiary, or interfere in any way with the relationship between any such customer, supplier, broker, agent, licensee or business relation and the Company or any subsidiary thereof.
(b)	Nondisclosure. For the Employment Term and thereafter, (i) Executive shall not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Company’s Chief Executive Officer and Chief Legal Officer of any such order), directly or indirectly, other than in the regular and proper course of business of the Company and its Subsidiaries, any confidential knowledge or information with respect to the operations or finances of the Company or any of its Subsidiaries or with respect to confidential or secret processes, methods, services, techniques, reinsurance arrangements, customers or plans with respect to the Company or its Subsidiaries and (ii) Executive will not use, directly or indirectly, any confidential information for the benefit of anyone other than the Company and its Subsidiaries; provided, however, that Executive has no obligation, express or implied, to refrain from using or disclosing to others any knowledge or information which is or hereafter shall become available to the general public other than through disclosure by Executive, or as requested by regulatory bodies or as required by judicial courts. All new processes, techniques, know-how, methods, inventions, plans, products, patents and devices developed, made or invented by Executive, alone or with others, while an employee of the Company which are related to the business of the Company and its Subsidiaries shall be and become the sole property of the Company, unless released in writing by the Board, and Executive hereby assigns any and all rights therein or thereto to the Company.

(c)	Nondisparagement. During the Employment Term and thereafter, Executive shall not take any action to disparage or criticize the Company or its Subsidiaries or their respective employees, directors, owners or customers or to engage in any other action that injures or hinders the business relationships of the Company or its Subsidiaries. During the Employment Term and thereafter, the Company shall not take any action to disparage or criticize Executive to any third parties. Nothing contained in this Section 8(c) shall preclude either Executive or the Company from (i) making truthful statements or disclosures that are required by applicable law, regulation or legal process or (ii) enforcing their respective rights under this Agreement.

(d)	Noncompetition. In consideration of the payment to Executive of the Severance payments pursuant to Section 5(c)(ii) or 5(e) or Change in Control Compensation pursuant to Section 6, Executive hereby agrees that, from and after the Termination Date, and for 12 months thereafter, Executive shall not participate as a partner, joint venturer, proprietor, shareholder, employee or consultant, or have any other direct or indirect financial interest (other than a less than 10% interest in a corporation whose shares are regularly traded on a national securities exchange or in the over-the-counter market), including, without limitation, the interest of a creditor in any form, in, or in connection with, any business competing directly or indirectly with the business of the Company and its Subsidiaries in any geographic area where the Company and its Subsidiaries are actively engaged in conducting business as of the Termination Date. The purpose of this restrictive covenant is to protect the Company’s trade secrets and other confidential information, including, without limitation, its business plans, processes and customer information.

(e)	Return of Company Property. All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company or its Subsidiaries or affiliates, whether prepared by Executive or otherwise coming into Executive’s possession in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by Executive (including without limitations, any copies thereof), promptly upon request by the Company and, in any event, within 60 days following the Termination Date.

(f)	Scope. The Company and Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 8 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. In the event that the agreements in this Section 8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respect as to which they may be enforceable, all as determined by such court in such action.
(g)	Enforcement. Both parties recognize that the services to be rendered under this Agreement by Executive are special, unique and of extraordinary character and that in the event of the breach by Executive of any of the terms and conditions of this Section 8 to be performed by him, then the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach hereof, or to enforce the specific performance hereof by Executive or to enjoin Executive from performing acts prohibited above during the period herein covered, but nothing herein contained shall be construed to prevent such other remedy in the courts as the Company may elect to invoke.

(h)	Other. If Executive competes with the Company or otherwise violates any of the restrictions contained in this Section 8, the Company shall have no obligation to pay the Severance Payment or Change of Control Compensation or any remaining installment thereof to Executive.
9.	Indemnification. The Company shall provide Executive (including Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and Executive’s heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of Executive’s having been a director or officer of the Company (whether or not Executive continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

10.	Application of Code Section 409A.
(a)	General. To the extent applicable, it is intended that this Agreement comply with the provisions of Code section 409A, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this Section shall control over any contrary provisions of this Agreement.

(b)	Restrictions on Specified Employees. In the event Executive is a “specified employee” within the meaning of Code section 409A(a)(2)(B)(i) and delayed payment of any amount or commencement of any benefit under this Agreement is required to avoid a prohibited distribution under Code section 409A(a)(2), then amounts payable in connection with Executive’s termination of employment will be delayed and paid, with interest at the short term applicable federal rate as in effect as of the termination date, in a single lump sum six months thereafter (or if earlier, the date of Executive’s death); provided, however, that payments to which Executive is entitled under Section 5(c)(ii), 5(e) and 6(a) of this Agreement need not be delayed under this Section 10(b) to the extent those payments would comply with the requirements of 1.409A-1(a)(b)(9), which generally requires that such payments not exceed two times the lesser of (1) Executive’s annualized compensation based on his annual rate of pay in the year before the date of termination or (2) the Code section 401(a)(17) limit applicable to qualified plans during the year of Executive’s date of termination.
(c)	Separation from Service. Payments and benefits hereunder upon Executive’s termination or severance of employment with the Company that constitute deferred compensation under Code section 409A payable shall be paid or provided only at the time of a termination of Executive’s employment which constitutes a “separation from service” within the meaning of Code section 409A (subject to a possible six-month delay pursuant to the subsection (b) above).

(d)	Installment Payments. For purposes of Code section 409A, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments so that each payment hereunder is designated as a separate payment for purposes of Code section 409A.

(e)	Reimbursements. All reimbursements and in kind benefits provided under this Agreement, including, but not limited to, payments under Sections 4(c) and 9, shall be made or provided in accordance with the requirements of Code section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(f)	References to Code Section 409A. References in this Agreement to Code section 409A include both that section of the Code itself and any guidance promulgated thereunder.
11.	Miscellaneous.
(a)	Modification. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)	Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
(c)	Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive or the Company at the address set forth below or to such other address as they shall notify each other in writing:

If to the Company:
Patriot Risk Management, Inc.
Director of Human Resources/Personnel
401 East Las Olas Boulevard, Suite 1540
Fort Lauderdale, Florida 33301
If to Executive:
To the last mailing address on file with the Company.
(d)	Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and permitted assigns and Executive and personal representatives, heirs, legatees and beneficiaries. This Agreement may be assigned by the Company with the consent of Executive to a fiscally responsible entity that assumes the obligations set forth herein, but shall not be assignable by Executive.

(e)	Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Florida in every respect, including, without limitation, validity, interpretation and performance. Any dispute between the parties hereto, arising under or relating to this Agreement (as hereinafter defined), or Executive’s employment with the Company, other than for an action by the Company for specific performance, injunction or other equitable remedy to enforce Section 8 hereof shall be settled by arbitration in Fort Lauderdale, Florida in accordance with the then applicable rules of the American Arbitration Association. The prevailing party may be awarded in such arbitration its reasonable attorneys’ fees and expenses, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

(f)	Headings. Section headings and numbers herein are included for convenience of reference only and this Agreement is not to be construed with reference thereto. If there be any conflict between such numbers and headings and the text hereof, the text shall control.

(g)	Severability. If for any reason any portion of this Agreement shall be held invalid or unenforceable, it is agreed that the same shall not affect the validity or enforceability of the remainder hereof. The portion of the Agreement which is not invalid or unenforceable shall be considered enforceable and binding on the parties and the invalid or unenforceable provision(s), clause(s) or sentence(s) shall be deemed excised, modified or restricted to the extent necessary to render the same valid and enforceable and this Agreement shall be construed as if such invalid or unenforceable provision(s), clause(s), or sentences(s) were omitted. The provisions of this Section 11(g), as well as Sections 8 and 9 hereof, shall survive the termination of this Agreement.
(h)	Entire Agreement. This Agreement contain the entire agreement of the parties with respect to its subject matter and supersedes all previous agreements between the parties. No officer, employee, or representative of the Company has any authority to make any representation or promise in connection with this Agreement or the subject matter thereof that is not contained therein, and Executive represents and warrants he has not executed this Agreement in reliance upon any such representation or promise. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

(i)	Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

(j)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has signed this Agreement all on the day and year first above written.

PATRIOT RISK MANAGEMENT, INC. a Delaware corporation
By:	/s/ Steven M. Mariano
Name:	Steven M. Mariano
Title:	Chief Executive Officer

CHARLES K. SCHUVER EXECUTIVE
/s/ Charles K. Schuver